.
- Equinor, Annual Report on Form 20-F 2021

1
February 15, 2022
Equinor ASA
Forusbeen 50
N-4035 Stavanger
Norway

Ladies and Gentlemen:
Pursuant to your request, this report of third party

presents an independent evaluation,

as of December 31, 2021, of the estimated
net proved oil, condensate, liquefied petroleum gas

(LPG), and sales gas reserves of certain properties

(Table

1) in which Equinor ASA
(Equinor) has represented it holds an interest.

This evaluation was completed on February 15,

2022. Equinor has represented that these
properties account for 100 percent,

on a net equivalent barrel basis,

of Equinor’s net proved reserves as of

December 31, 2021, and that
Equinor’s estimates of net proved reserves

have been prepared in accordance with the

reserves definitions of Rules 4–10(a)
(1)–(32) of Regulation S–X of the United States Securities

and Exchange Commission (SEC). It is our

opinion that the procedures and
methodologies employed by Equinor for the preparation

of its proved reserves estimates as of December

31, 2021, comply with the current
requirements of the SEC. We have reviewed information

provided to us by Equinor that it represents to

be Equinor’s estimates of the net
reserves, as of December 31, 2021,

for the same properties as those which we

have independently evaluated.

This report was prepared in
accordance with guidelines specified in Item 1202

(a)(8) of Regulation S–K and is to be

used for inclusion in certain SEC filings by Equinor.
Reserves estimated herein are expressed as net

reserves as represented by Equinor and as

estimated by DeGolyer and
MacNaughton.

Gross reserves are defined as the total estimated

petroleum remaining to be produced from these properties

after December
31, 2021. Net reserves are defined as that portion

of the gross reserves attributable to the interests

held by Equinor after deducting all
interests held by others.
Estimates of reserves should be regarded

only as estimates that may change as further production

history and additional
information become available. Not only are such estimates

based on that information which is currently available,

but such estimates are also
subject to the uncertainties inherent in the application

of judgmental factors in interpreting such information.
Information used in the preparation of this report

was obtained from Equinor. In the preparation of this report we have relied, without
independent verification, upon information furnished by Equinor with respect to the property interests being

evaluated, production from such
properties, current costs of operation and development,

current prices for production, agreements relating

to current and future operations and
sale of production, and various other information

and data that were accepted as represented.

A field examination was not considered
necessary for the purposes of this report.
Definition of Reserves
Petroleum reserves estimated by Equinor and by

us included in this report are classified as proved.

Only proved reserves have been
evaluated for this report. Reserves classifications

used by Equinor and by us in this report are

in accordance with the reserves definitions

of
Rules 4–10(a) (1)–(32) of Regulation S–X of the

SEC. Reserves are judged to be economically

producible in future years from known
reservoirs under existing economic and operating

conditions and assuming continuation of current regulatory

practices using known
production methods and equipment. In the analyses of production-decline curves, reserves were estimated only to the

limit of economic rates

Equinor, Annual Report on Form 20-F 2021

of production under existing economic and operating

conditions using prices and costs consistent with

the effective date of this report,
including consideration of changes in existing prices

provided only by contractual arrangements

but not including escalations based upon
future conditions. The petroleum reserves are classified as

follows:
Proved oil and gas reserves

– Proved oil and gas reserves are those

quantities of oil and gas, which, by analysis of
geoscience and engineering data, can be estimated

with reasonable certainty to be economically producible—from

a
given date forward, from known reservoirs, and

under existing economic conditions, operating

methods, and government
regulations—prior to the time at which contracts providing

the right to operate expire, unless evidence indicates

that
renewal is reasonably certain, regardless of whether

deterministic or probabilistic methods are used

for the estimation.
The project to extract the hydrocarbons must

have commenced or the operator must be

reasonably certain that it will
commence the project within a reasonable time.
(i) The area of the reservoir considered

as proved includes:
(A) The area identified by drilling and limited

by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically
producible oil or gas on the basis of available

geoscience and engineering data.
(ii) In the absence of data on fluid contacts,

proved quantities in a reservoir are limited by

the lowest known
hydrocarbons (LKH) as seen in a well penetration unless

geoscience, engineering, or performance data

and
reliable technology establishes a lower contact with

reasonable certainty.
(iii) Where direct observation from well penetrations

has defined a highest known oil (HKO) elevation

and the
potential exists for an associated gas cap, proved

oil reserves may be assigned in the structurally

higher
portions of the reservoir only if geoscience, engineering,

or performance data and reliable technology

establish
the higher contact with reasonable certainty.
(iv) Reserves which can be produced economically

through application of improved recovery techniques
(including, but not limited to, fluid injection) are

included in the proved classification when:
(A) Successful testing by a pilot project in an

area of the reservoir with properties no more

favorable than in the
reservoir as a whole, the operation of an installed

program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which
the project or program was based; and (B) The

project has been approved for development

by all necessary
parties and entities, including governmental entities.
(v) Existing economic conditions include prices and

costs at which economic producibility from a reservoir

is to
be determined. The price shall be the average price

during the 12-month period prior to the ending

date of the
period covered by the report, determined as an unweighted

arithmetic average of the first-day-of-the-month
price for each month within such period, unless prices

are defined by contractual arrangements, excluding
escalations based upon future conditions.
Developed oil and gas reserves

– Developed oil and gas reserves are reserves

of any category that can be expected

to
be recovered:

.
- Equinor, Annual Report on Form 20-F 2021

(i) Through existing wells with existing equipment

and operating methods or in which the

cost of the required
equipment is relatively minor compared to the

cost of a new well; and
(ii) Through installed extraction equipment and

infrastructure operational at the time of the reserves

estimate if
the extraction is by means not involving a

well.
Undeveloped oil and gas reserves –
Undeveloped oil and gas reserves are reserves

of any category that are expected to
be recovered from new wells on undrilled acreage,

or from existing wells where a relatively major

expenditure is required
for recompletion.
(i) Reserves on undrilled acreage shall be limited

to those directly offsetting development spacing areas

that are
reasonably certain of production when drilled, unless

evidence using reliable technology exists

that establishes
reasonable certainty of economic producibility at greater

distances.
(ii) Undrilled locations can be classified as having

undeveloped reserves only if a development

plan has been
adopted indicating that they are scheduled to be drilled

within five years, unless the specific circumstances
justify a longer time.
(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for

which
an application of fluid injection or other improved

recovery technique is contemplated, unless such

techniques
have been proved effective by actual projects in

the same reservoir or an analogous reservoir, as defined in
[section 210.4–10 (a) Definitions],

or by other evidence using reliable technology establishing

reasonable
certainty.
Methodology and Procedures
Estimates of reserves were prepared by the use

of appropriate geologic, petroleum engineering,

and evaluation principles and
techniques that are in accordance with the reserves

definitions of Rules 4–10(a) (1)–(32) of Regulation

S–X of the SEC and with practices
generally recognized by the petroleum industry as

presented in the publication of the Society of

Petroleum Engineers entitled “Standards
Pertaining to the Estimating and Auditing of Oil and

Gas Reserves Information (revised June 2019)

Approved by the SPE Board on 25 June
2019” and in Monograph 3 and Monograph

4 published by the Society of Petroleum Evaluation

Engineers. The method or combination of
methods used in the analysis of each reservoir was

tempered by experience with similar reservoirs, stage

of development, quality and
completeness of basic data, and production history.
Based on the current stage of field development,

production performance, the development plans provided

by Equinor, and
analyses of areas offsetting existing wells with test

or production data, reserves were classified as

proved. The proved undeveloped reserves
estimates were based on opportunities identified

in the plan of development provided by Equinor.
Equinor has represented that its senior

management is committed to the development plan

provided by Equinor and that Equinor
has the financial capability to execute the development

plan, including the drilling and completion of

wells and the installation of equipment and
facilities.

Equinor, Annual Report on Form 20-F 2021

When applicable, the volumetric method was used

to estimate the original oil in place (OOIP) and

original gas in place (OGIP).
Structure maps were prepared to delineate each

reservoir, and isopach maps were constructed to estimate reservoir volume.

Electrical logs,
radioactivity logs, and other available data were

used to prepare these maps as well as

to estimate representative values for porosity and
water saturation. When adequate data were available

and when circumstances justified, material-balance

and other engineering methods
were used to estimate OOIP and OGIP.

For those fields where the volumetric method was

applied, estimates of ultimate recovery were

obtained after applying recovery
factors to OOIP and OGIP. These recovery factors were based on consideration of the type of energy inherent in the reservoirs, analyses of
the petroleum, the structural positions of the reservoirs,

and the production histories.

When applicable, material-balance and other engineering
methods were used to estimate recovery factors

based on an analysis of reservoir pressure and

reservoir fluid properties.
For depletion-type reservoirs or those whose performance

disclosed a reliable decline in producing-rate

trends or other diagnostic
characteristics, reserves were estimated by the application

of appropriate decline-curve or other performance

relationships. In the analyses of
production decline curves, reserves were estimated

only to the limits of economic production as defined

under the Definition of Reserves
heading of this report or to the limit of production

licenses as appropriate.
For the evaluation of unconventional reservoirs,

a performance-based methodology integrating the appropriate

geology and
petroleum engineering data was utilized for this report.

Performance-based methodology primarily includes

(1) production diagnostics, (2)
decline-curve analysis, and (3) model-based analysis

(if necessary, based on availability of data). Production diagnostics include data quality
control, identification of flow regimes, and characteristic

well performance behavior. These analyses were performed for all well groupings (or
type-curve areas).
Characteristic rate-decline profiles from diagnostic

interpretation were translated to modified hyperbolic

rate profiles, including one or
multiple b-exponent values followed by an exponential

decline. Based on the availability of data,

model-based analysis may be integrated to
evaluate long-term decline behavior, the effect of dynamic reservoir and fracture parameters on well performance, and complex

situations
sourced by the nature of unconventional reservoirs.
In certain cases, reserves were estimated by incorporating

elements of analogy with similar wells or reservoirs

for which more
complete data were available.
Data provided by Equinor from wells drilled through October

31, 2021, and made available for this evaluation

were used to prepare
the reserves estimates herein. These reserves estimates

were based on consideration of monthly production

data available for certain
properties only through October 2021.

Estimated cumulative production, as of December

31, 2021, was deducted from the estimated gross
ultimate recovery to estimate gross reserves.

This required that production be estimated

for up to 2 months.
Oil and condensate reserves estimated herein are

those to be recovered by normal field separation. LPG

reserves estimated herein
consist primarily of propane and butane fractions and

are the result of low-temperature plant processing.

Oil, condensate, and LPG reserves
included in this report are expressed in millions of

barrels (10
6
bbl). In these estimates, 1 barrel equals 42

United States gallons.
Gas quantities estimated herein are expressed

as sales gas. Sales gas is defined as

the total gas to be produced from the
reservoirs after reduction for shrinkage from field or platform handling, separation, processing (including liquid removal),

fuel usage, flaring,
reinjection, pipeline losses, and onshore processing

measured at the point of delivery. Gas reserves estimated herein are reported as sales

.
- Equinor, Annual Report on Form 20-F 2021

gas. Gas quantities are expressed at a temperature

base of 15.6 degrees Celsius (°C) and at

a pressure base of 14.696 pounds per

square
inch absolute (psia). Gas quantities included in

this report are expressed in billions of

cubic feet (10
9
ft
3
).
Gas quantities are identified by the type of reservoir

from which the gas will be produced. Nonassociated

gas is gas at initial
reservoir conditions with no oil present in the reservoir. Associated gas includes both gas-cap gas and solution gas. Gas-cap

gas is gas at
initial reservoir conditions and is in communication

with an underlying oil zone. Solution gas is gas

dissolved in oil at initial reservoir conditions.
The gas quantities estimated herein consist of both

associated and nonassociated gas reserves.
At the request of Equinor, sales gas reserves estimated herein were converted to oil equivalent using an energy equivalent

factor of
5,612.1 cubic feet of gas per 1 barrel of oil equivalent.
Primary Economic Assumptions
This report has been prepared using initial prices,

expenses, and costs provided by Equinor in United

States dollars (U.S.$). Future
prices were estimated using guidelines established by

the SEC and the Financial Accounting Standards Board

(FASB). The following
economic assumptions were used for estimating the reserves

reported herein:
Oil, Condensate,

and LPG Prices
Equinor has represented that the oil, condensate,

and LPG prices were based on a reference

price,

calculated
as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month
period prior to the end of the reporting period,

unless prices are defined by contractual agreements.

Equinor
supplied differentials by field to a Brent oil reference

price of U.S.$69.22 per barrel and the prices

were held
constant thereafter. The volume-weighted average prices

attributable to the estimated proved reserves over the
lives of the properties were U.S.$67.61 per barrel

of oil, U.S.$65.02 per barrel of condensate, and

U.S.$47.17
per barrel of LPG.
Gas Prices
Equinor has also represented that the gas prices

were based on a reference price, calculated

as the
unweighted arithmetic average of the first-day-of-the-month

price for each month within the 12-month period
prior to the end of the reporting period, unless

prices are defined by contractual agreements. A significant
quantity of the gas sold by Equinor is subject

to contract prices, and the range of such prices

is varied. Where
appropriate, Equinor supplied differentials by field to a United

Kingdom National Balancing Point Index
reference price of U.S.$14.01 per million Btu and

the prices were held constant thereafter. The volume-
weighted average price attributable to the estimated proved

reserves over the lives of the properties was
U.S.$11.89 per million Btu of gas.
Operating Expenses,

Capital Costs,

and Abandonment Costs
Historical and budgeted operating expenses,

capital costs, and abandonment costs, provided by

Equinor, were
used in estimating future costs required to operate

the properties. In certain cases, future expenditures,

either
higher or lower than existing expenditures,

may have been used because of anticipated

changes in operating

Equinor, Annual Report on Form 20-F 2021

conditions,

but no general escalation that might result

from inflation was applied. Abandonment costs are those
costs associated with the removal of equipment, plugging

of wells, and reclamation and restoration associated
with the abandonment.

The abandonment costs were not escalated for

inflation and are inclusive of costs
incurred for existing wells and facilities as well

as those for future development associated with

the proved
reserves estimated herein.
Operating expenses, capital costs, and abandonment

costs were considered in determining the economic
viability of the undeveloped reserves estimated herein.
In our opinion, the information relating to estimated

proved reserves of oil, condensate, LPG,

and sales gas contained in this report
has been prepared in accordance with Paragraphs

932-235-50-4, 932-235-50-6, 932-235-50-7, and 932-235-50-9

of the Accounting
Standards Update 932-235-50,
Extractive Industries – Oil and Gas (Topic 932): Oil and Gas Reserve

Estimation and Disclosures
(January 2010) of the FASB and Rules 4–10(a) (1)–(32) of Regulation

S–X and Rules 302(b), 1201, 1202(a)

(1), (2), (3), (4), (8), and 1203(a)
of Regulation S–K of the SEC; provided, however, that estimates of proved developed and proved undeveloped reserves

are not presented at
the beginning of the year.
To the extent the above-enumerated rules, regulations, and statements require determinations of an accounting or legal nature, we,
as engineers, are necessarily unable to express an

opinion as to whether the above-described information

is in accordance therewith or
sufficient therefor.

.
- Equinor, Annual Report on Form 20-F 2021

Summary of Conclusions
Equinor has represented that its estimated net proved

reserves attributable to the evaluated properties

were based on the definition
of proved reserves of the SEC. Equinor has represented

that its estimates of the net proved reserves,

as of December 31, 2021, attributable to
these properties, which represent 100 percent of

Equinor’s reserves on a net equivalent

basis, are summarized as follows, expressed in
millions of barrels (10
6
bbl), billions of cubic feet (10
9
ft
3
), and millions of barrels of oil equivalent

(10
6
boe):
Estimated by Equinor
Net Proved Reserves as of December 31, 2021
Oil
(10
6
bbl)
Condensate
(10
6
bbl)
LPG
(10
6
bbl)
Sales
Gas
(10
9
ft
3
)
Oil
Equivalent
(10
6
boe)
Properties Evaluated by
DeGolyer and MacNaughton
Total Proved 2,311.1 43.6 260.7 15,380.7 5,356.0
Note: Sales gas reserves estimated herein were

converted to oil equivalent using an energy

equivalent factor of
5,612.1 cubic feet of gas per 1 barrel of oil equivalent.
DeGolyer and MacNaughton’s independent estimates of Equinor’s net proved reserves,

as of December 31, 2021, attributable to the
evaluated properties were based on the definition

of proved reserves of the SEC and are summarized

as follows, expressed in millions of
barrels (10
6
bbl), billions of cubic feet (10
9
ft
3
), and millions of barrels of oil equivalent

(10
6
boe):
Estimated by DeGolyer and MacNaughton
Net Proved Reserves as of December 31, 2021
Oil
(10
6
bbl)
Condensate
(10
6
bbl)
LPG
(10
6
bbl)
Sales
Gas
(10
9
ft
3
)
Oil
Equivalent
(10
6
boe)
Properties Evaluated by
DeGolyer and MacNaughton
Total Proved 2,353.0 98.2 283.2 15,448.7 5,487.2
Note: Sales gas reserves estimated herein were

converted to oil equivalent using an energy equivalent

factor of
5,612.1 cubic feet of gas per 1 barrel of oil equivalent.

Equinor, Annual Report on Form 20-F 2021

In comparing the detailed net proved reserves estimates

prepared by DeGolyer and MacNaughton

and by Equinor, differences have
been found, both positive and negative, resulting

in an aggregate difference of 2.4 percent when compared

on the basis of net equivalent
barrels. It is DeGolyer and MacNaughton’s opinion that the net proved reserves estimates prepared by Equinor

on the properties evaluated
and referred to above, when compared on the basis

of net equivalent barrels, in aggregate, do not

differ materially from those prepared by
DeGolyer and MacNaughton.
While the oil and gas industry may be subject

to regulatory changes from time to time that

could affect an industry participant’s
ability to recover its reserves, we are not aware

of any such governmental actions which would

restrict the recovery of the December 31,

2021,
estimated reserves.

DeGolyer and MacNaughton is an independent petroleum

engineering consulting firm that has been providing

petroleum consulting
services throughout the world since 1936. DeGolyer

and MacNaughton does not have any financial

interest, including stock ownership, in
Equinor. Our fees were not contingent on the results of our evaluation.

This letter report has been prepared at the

request of Equinor.
DeGolyer and MacNaughton has used all assumptions, data,

procedures, and methods that it considers necessary

and appropriate to prepare
this report.
Submitted,
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

.
- Equinor, Annual Report on Form 20-F 2021

CERTIFICATE of QUALIFICATION
I, Regnald A. Boles, Petroleum Engineer with DeGolyer

and MacNaughton, 5001 Spring Valley Road,

Suite 800 East, Dallas, Texas,
75244 U.S.A., hereby certify:
1.

That I am a Senior Vice President with DeGolyer and MacNaughton,

which firm did prepare the report of third party addressed

to
Equinor dated February 15, 2022, and that I, as

Senior Vice President, was responsible for the preparation

of this report of third
party.
2.

That I attended Texas A&M

University,

and that I graduated with a Bachelor of Science

degree in Petroleum Engineering in the year
1983; that I am a Registered Professional Engineer

in the State of Texas; that I am a member of the Society of Petroleum
Engineers; that I am a member of the European

Association of Geoscientists and Engineers; and

that I have in excess of 38 years
of experience in oil and gas reservoir studies

and evaluations.

Equinor, Annual Report on Form 20-F 2021

TABLE 1
Country
Field
Algeria
In Amenas
In Salah
Angola
Acacia
Cravo
Dalia
Girassol
Kizomba A
Kizomba B
Lirio
Marte
Mondo
Orquidea-Violeta
Perpetua-Hortensia
Plutao
Rosa
Saturno
SaxiBatuque
Venus
Zinia
Argentina
Bandurria Sur
Azerbaijan
Azeri-Chirag-Gunashli
Azeri-Chirag-Gunashli-ACE
Brazil
Bacalhau Concession
Bacalhau PSC
Peregrino
Roncador
Canada
Hebron
Hibernia
Hibernia Southern Extension
Republic of Ireland
Corrib
Libya
Murzuq

Nigeria
Agbami

.
- Equinor, Annual Report on Form 20-F 2021

TABLE 1

–
(Continued)
Country
Field
Norway
Aasta Hansteen
Aerfugl
Alve
Asgard
Bauge
Breidablikk
Byrding
Ekofisk
Eldfisk
Embla
Enoch
Fram

Fram H-North
Gimle
Gina Krog
Goliat
Grane
Grasel
Gudrun

Gullfaks Area
Gungne
Hanz
Heidrun

Hyme
Ivar Aasen
Johan Castberg
Johan Sverdrup
Johan Sverdrup Phase 2
Kristin
Kristin South Phase 1
Kvitebjorn

Martin Linge
Marulk
Mikkel
Morvin
Njord
Norne
Ormen Lange
Oseberg
Oseberg East
Oseberg South
Sigyn
Sindre
Skarv
Skuld
Sleipner East
Sleipner West
Snadd Outer
Snohvit

Snorre
Statfjord
TABLE 1 – (Continued)
Country
Field
Norway – (Continued)

Equinor, Annual Report on Form 20-F 2021

Statfjord East
Statfjord North
Svalin
Sygna
Tor
Tordis

Trestakk
Troll

Tune
Tyrihans
Urd
Utgard
Valemon
Veslefrikk
Vigdis
Visund
Visund South
Russia
Kharyaga
North Danilovsky
North Komsomolskoye
United Kingdom
Barnacle
Mariner
United States
APB North Non Op
APB Op
APB South Non Op
Big Foot
Caesar-Tonga
Heidelberg
Jack
Julia
St. Malo
Stampede
Tahiti
Titan
Vito